Exhibit 99.1

LPL INVESTMENT HOLDINGS INC. COMPLETES REFINANCING OF SENIOR
CREDIT FACILITIES AND DECLARES SPECIAL DIVIDEND

— New Credit Agreement Enhances Financial Flexibility and Generates Interest Savings —

— Company Plans to Initiate Future Payment of Regular Quarterly Dividends —

— Board of Directors Declares One-Time Special Dividend of $2.00 per Share to all Record Holders of Common Stock —

Boston, MA — April 2, 2012 — LPL Investment Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced that the Company has successfully completed a refinancing of its existing senior secured credit facilities, the terms of which extend the maturity of outstanding debt and reduce interest expenses.  On March 30, 2012, the Board of Directors also declared a one-time special dividend of $2.00 per share, payable on May 25, 2012 to all common stockholders of record as of the close of business as of the close of business May 15, 2012.

“Today’s announcement represents an important milestone for our Company—and it speaks to a number of factors, including the strength of our balance sheet, cash flows, and our track record of financial performance and revenue growth across varied economic conditions,” said Mark Casady, LPL Financial chairman and CEO.  “Most of all, it speaks to the quality of the investments we have made in what has long been the singular focus of our business: Providing financial advisors and institutions with the technology and services they need to serve the large and growing market for independent and conflict-free investment advice.”

“Our approach to capital management prioritizes long-term, sustainable growth, and seeks to optimize shareholder value through all available means,” added Robert Moore, LPL Financial CFO.  “Because our ability to generate shareholder value is directly tied to the success of our advisors and institutions, a top priority at LPL Financial will always be to invest in our business and the services that drive our customers’ business growth and support their ability to deliver the highest quality financial guidance to their clients.”

In addition to the special dividend, the Company also plans to pay regular quarterly dividends, initially up to $0.12 ($0.48 annually) in the future, and plans to begin paying such dividends in the second half of 2012.  The declaration of cash dividends, as well as the amount of any such dividend, will remain subject in each instance to approval by the Board of Directors based on a number of factors, including the Company’s future financial performance, the availability of cash resources, and its requirements for alternative uses of cash.

Under the newly completed refinancing, LPL Investment Holdings Inc. established a new Term Loan A of $735 million maturing on March 29, 2017 and a new Term Loan B of $615 million maturing on March 29, 2019.  The Term Loan A will amortize at 5% per year for years one and two, 10% a year for years three and four, and the balance in year five.  The Term Loan B will amortize at 1% per year with the balance due upon maturity.  The Company will also maintain a revolving credit facility with capacity of $250.0 million, which was undrawn at closing.

The applicable margin for borrowings with respect to the Term Loan A is LIBOR plus 2.50% and for the Term Loan B LIBOR plus 3.00% with a LIBOR floor of 1.00%.  Based upon current market interest rates, the Company expects to lower annual interest expense by $10 million.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties, including statements on the Company’s future financial condition, results of operations, business strategy and financial needs, ability and plans to pay regular dividends and other matters. Forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” “future” and similar terms.  Forward-looking statements are not guarantees of future performance and actual results may differ significantly from the results discussed in the forward-looking statements. For example, the board of directors of the Company may not approve the payment of quarterly cash dividends or may authorize quarterly cash dividends of a different amount than previously considered or specified.  Other factors include risks and uncertainties associated with changes in general economic and financial market conditions, fluctuations in assets under management, effects of competition in the financial services industry, changes in the number of the Company’s financial advisors and institutions and their ability to effectively market financial products and services, the effect of current, pending and future legislation, regulation and regulatory actions and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which is available at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. The Company does not undertake and specifically disclaims any obligation to release publicly revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, the Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Investment Holdings Inc. (NASDAQ: LPLA), is the nation’s largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2011), a top RIA custodian, and a leading independent consultant to retirement plans.  LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 12,800 financial advisors and approximately 670 financial institutions. In addition, LPL Financial supports over 4,000 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have more than 2,700 employees with headquarters in Boston, Charlotte, and San Diego.  For more information, please visit www.lpl.com.

Securities offered through LPL Financial. Member FINRA/SIPC.

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LPLA-C

Investor Relations	Media Relations
Trap Kloman	Michael Herley
LPL Financial	Kekst and Company
Phone: (617) 897-4574	Phone: (212) 521-4897
Email: investor.relations@lpl.com	Email: michael-herley@kekst.com